Exhibit 10.1

HSBC

August 19, 2013

DAVIDsTEA Inc.

5625 rue Paré

Montreal, QC

H4P 1S1

Attention:                                         Mr. Luis Borgen, Chief Financial Officer

Mr. Howard Tafler, Vice-President, Finance & Administration

Dear Sirs:

HSBC Bank Canada (the “Bank”) is pleased to offer the following new credit facilities (the “Loans”) on the terms and conditions set out below.  The terms and conditions contained in the Schedule are incorporated by reference into and form an integral part of this Facility Letter.

Borrower

DAVIDsTEA Inc. (the “Borrower”)

Guarantor

DAVIDsTEA (USA) Inc. (the “Guarantor”)

1.                                      Operating Loan

1.1                               Amount:

Demand revolving loan in the amount of CAD 5,000,000 and/or USD equivalent, increasing to CAD 10,000,000 from September 1st, to December 31st of each calendar year (the “Operating Loan”).

1.2                               Purpose:

To assist in financing the day-to-day operating requirements of the Borrower.

1.3                               Availability:

Available by way of account overdraft following satisfaction of the Conditions Precedent.  All of the Operating Loan shall be available by way of Canadian dollar advances, U.S. dollar advances, banker’s acceptances and LIBOR loans and CAD 500,000 of the Operating Loan shall be

HSBC Bank Canada

2001 McGill College Avenue, Suite 300, Montreal, QC H3A 1G1

Tel: (514) 288-8858                                   Fax: (514) 285-8638

available by way of letters of credit or letters of guarantees issued on behalf of the Borrower.  The Borrower shall ensure that the amount advanced and outstanding under the Operating Loan shall at no time exceed the Margin Requirement as calculated by the Bank and described below.

1.4                               Repayment:

All amounts outstanding under the Operating Loan shall be repaid on demand by the Bank and, unless and until otherwise demanded, interest shall be paid at the rates set out below.

1.5                               Interest:

At the Borrower’s option, exercisable by the delivery of the Required Notice, at:

(a)                                 the Bank’s Prime Rate plus 0.75% per annum;

(b)                                 the Bank’s U.S. Base Rate plus 0.75% per annum;

(c)                                  LIBOR plus 2.00% per annum, subject to availability.

1.6                               Fees:

The Borrower shall pay to the Bank:

(a)                                 on the last day of each month, an administration fee of CAD 250;

(b)                                 at the time of acceptance of each banker’s acceptance under the Operating Loan, a stamping fee of 2.00% per annum, based on the face amount of such banker’s acceptance and calculated over its term;

(c)                                  at the time of issuance of each letter of credit under the Operating Loan, a fee equal to 2.00 % per annum, calculated against the face amount and over the term of the letter of credit (minimum $250).

2.                                      Capital Loan

2.1                               Amount:

CAD 9,000,000 demand non-revolving loan (the “Capital Loan”).

2.2                               Purpose:

To re-finance the outstanding senior term debt with Royal Bank of Canada.

2.3                               Availability:

Available by way of a single advance following satisfaction of the Conditions Precedent in Canadian dollars.  All of the Capital Loan shall also be available by way of banker’s acceptances, US. Dollar advances, and LIBOR loans.

2.4                               Repayment:

All amounts outstanding under the Capital Loan shall be repaid on demand by the Bank and, unless and until otherwise demanded, interest shall be paid at the rate set out below and in the manner provided in the attached Schedule, together with principal repayments based on a 36 month amortization for each advances, on the last day of each month following the month in which the advance of the Capital Loan is made.  The Capital Loan shall, in any event, be repaid in full, 36-months from the initial advance thereof.

2.5                               Interest:

At the Borrower’s option, exercisable by the delivery of the Required Notice, at:

(a)                                 the Bank’s Prime Rate plus 1.00% per annum;

(b)                                 the Bank’s U.S. Base Rate plus 1.00% per annum;

(c)                                  LIBOR plus 2.50% per annum, subject to availability.

2.6                               Fees:

The Borrower shall pay to the Bank at the time of acceptance of each banker’s acceptance under the Capital Loan, a stamping fee of 2.50% per annum, based on the face amount of such banker’s acceptance and calculated over its term;

3.                                      Leasing Facility

3.1                               Amount:

CAD 15,000,000 demand revolving leasing facility (the “Leasing Facility”).

3.2                               Purpose:

To assist the Borrower, through HSBC Leasing, in financing up to 100% of leasehold improvements before tax.

3.3                               Availability:

Available in accordance with HSBC Leasing’s Master Lease Agreement and multiple leases, following satisfaction of the Conditions Precedent.

3.4                               Repayment:

All amounts outstanding under the Leasing Facility shall be paid according to the terms and conditions negotiated with HSBC Leasing with lease payments for all property based on a maximum amortization schedule of 36 months.

3.5                               Interest:

Lease payments shall be calculated by the Bank using the following interest rates, at the Borrower’s option, exercisable by the delivery of the Required Notice:

(a)                                 the Bank’s Fixed Cost of Funds plus 2.65% per annum;

(b)                                 LIBOR plus 2.00% per annum, subject to availability.

The Borrower and the Guarantor shall ensure that the aggregate combined indebtedness outstanding under the Capital Loan and the Leasing Facility shall at no time exceed CAD 15,000,000.

4.                                      Foreign Exchange Loan

4.1                               Amount:

CAD 3,000,000 demand revolving line (the “Foreign Exchange Loan”).

4.2                               Purpose:

To purchase forward foreign exchange contracts for major currencies identified by the Bank up to an aggregate of CAD 11,111,111, with a maximum maturity of 12 months, in order to hedge against currency fluctuations in connection with the import purchases and export sales by the Borrower.

4.3                               Availability:

Available following satisfaction of the Conditions Precedent.  The Borrower shall ensure that the Foreign Exchange Percentage of the aggregate face amount of outstanding forward foreign exchange contracts at no time exceeds the amount of the Foreign Exchange Loan set out at section 4.1 hereof.  For the purpose of this Facility Letter, “Foreign Exchange Percentage” means the notional risk percentage established and recorded by the Bank from time to time based on the Bank’s assessment of the foreign exchange market, and which is 27% as at the date of this Facility Letter.

4.4                               Repayment:

All liabilities of the Bank under forward foreign exchange contracts shall be satisfied by the Borrower on demand by the Bank and, unless and until otherwise demanded, the contracts shall be fulfilled by the Borrower as they fall due.

5.                                      Swap Facility

5.1                               Amount:

Interest rates swap facility in the amount of $1,000,000 (the “Swap Facility”).

5.2                               Purpose:

To allow up to a 36 month interest rate swap contract to fix the rate of interest payable under the Capital Loan or selected by the Borrower for calculation of lease payments under the Leasing Facility.

5.3                               Availability:

Available following satisfaction of the Conditions Precedent.  The Swap Facility shall be available upon the written request of the Borrower, at which time the Bank will use its reasonable efforts to arrange a fixed interest rate swap for all or a portion of the amount outstanding under the Capital Loan accruing interest based on the Bank’s Prime Rate, at such fixed rate as may be mutually agreed to by the Bank and the Borrower, subject to the following limitations and conditions:

(a)                                 any interest rate swap will be subject to availability;

(b)                                 notional utilization of the Swap Facility shall be for an amount calculated by taking a percentage (the “Swap Risk Percentage”) of the principal amount of the swap multiplied by the number of years for which the swap is implemented.  For the purpose of this paragraph, the Swap Risk Percentage shall be the percentage determined by the Bank from time to time in this regard, and which is currently 2.00%.  Should the Swap Risk Percentage increase before the interest rate swap is effected, the swap may no longer be available for the full amount of the Capital Loan or Leasing Facility;

(c)                                  the maturity of any swap shall not extend beyond the term of the Capital Loan or Leasing Facility;

(d)                                 all interest payments due under any interest rate swap contract shall be made on a “net payments” basis;

(e)                                  the Swap Facility shall cease to be available upon demand by the Bank for repayment of the Capital Loan or Leasing Facility;

(f)                                   prior to the effective date of any interest rate swap the Borrower must have executed and delivered to the Bank an interest rate swap agreement in the Bank’s standard form of the International Swap Dealers Association which shall, among other things, provide for the payment of a compensating amount in the event of the prepayment of all or a portion of the principal amount of the swap;

(g)                                  the Bank shall have received all other documents, consents, acknowledgements, opinions, agreements and other assurances relating to such interest rate swap as the Bank or its counsel may require; and

(h)                                 the notional amount utilized under any interest rate swap contract shall be deemed to constitute amounts owing by the Borrower under the Facility Letter and the due payment of all such amounts shall be secured by the Security Documents.

6.                                      MasterCard Loan

6.1                               Amount:

CAD 500,000 MasterCard demand revolving expense account (The “Mastercard Loan”)

6.2                               Purpose:

The MasterCard Loan shall be used to assist the designated cardholders to pay their sundry business expenses.

6.3                               Repayment & Interest:

As per MasterCard terms and conditions, as periodically published.

7.                                      Fees

The Borrower shall pay to the Bank:

(a)                                 a one-time set-up fee equivalent to 0.25% of the Loans excluding the Foreign Exchange Loan, Swap Facility, and Mastercard Loan (CAD 62,500).  The set-up fee has already been paid by the Borrower.

(b)                                 an annual review fee equivalent to 0.125% of the Loans excluding the Foreign Exchange Loan, Swap Facility, and Mastercard Loan (CAD 31,250).

8.                                      Margin Requirement

In addition to ensuring that no Loan exceeds its loan amount, as set out in this Facility Letter, the Borrower shall ensure that the aggregate Canadian Dollar Equivalent of:

(a)                                 the amount advanced and outstanding under the Operating Loan; plus

(b)                                 100% of Letters of Guarantees issued on behalf of the Borrower;

shall at no time exceed the Margin Requirement, being the aggregate of:

(a)                                 50% of Acceptable Inventory; plus

(b)                                 100% of cash balances held by the Borrower and the Guarantor in accounts maintained at the Bank or its affiliate, HSBC Bank USA, National Association (“HBUS”) provided HBUS has executed a control agreement satisfactory to the Bank; less

(c)                                  Priority Claims.

The Borrower agrees that the Margin Requirement shall be calculated monthly by the Bank using the monthly inventory declaration of the Borrower.

9.                                      Security

9.1                               Security Documents:

The liability, indebtedness and obligations of the Borrower under the Loans and the Facility Letter shall be evidenced, governed and secured, as the case may be, by the following documents (the “Security Documents”) completed in form and manner satisfactory to the Bank and its solicitors.

(a)                                 line of credit by way of current account overdraft agreement in Canadian and U.S. Dollars executed by the Borrower (the Operating Loan);

(b)                                 first rank Moveable Hypothec over the universality of the Borrower’s assets, present and future, corporeal and incorporeal including but not limited to accounts receivable, inventory, intellectual property, trademarks of the Borrower in an amount of CAD 40,000,000;

(c)                                  first ranking security from the Borrower in favour of the Bank under Section 427 of the Bank Act (covering all inventories of tea and accessories of all kinds, in transit and elsewhere), and all ancillary forms of the Bank in this regard;

(d)                                 security agreement over cash, credit balances and deposit instruments in the amount of CAD 40,000,000 executed by the Borrower and a control agreement with respect to Guarantor cash balances with HBUS;

(e)                                  general security agreements creating a first priority charge on all of the Borrower’s assets, present and future, corporeal and incorporeal, registered in each Canadian province in which the Borrower carries on business;

(f)                                   LIBOR agreement executed by the Borrower;

(g)                                  the Bank’s standard application and indemnity agreement with respect to the issuance of letters of credit, executed by the Borrower;

(h)                                 Banker’s Acceptances agreement, executed by the Borrower;

(i)                                     agreement for foreign exchange contracts executed by the Borrower (Foreign Exchange Loan);

(j)                                    ISDA Agreement, executed by the Borrower with respect to the Swap Facility;

(k)                                 Master Lease Agreement executed by the Borrower;

(1)                                 consent and waiver in favour of the Bank from the landlord of the property located at 5690 rue Paré, Montreal, Quebec, of the leasehold premises of the Borrower;

(m)                             consent and waiver in favour of the Bank from the landlord of each of the leasehold premises of the Borrower and the Guarantor (on a reasonable commercial effort to obtain);

(n)                                 unlimited postponement by Highland Consumer Fund I LP, Highland Consumer Fund I-B LP, Highland Consumer Entrepreneurs Fund I LP, Rainy Day Investments Ltd., and 0936441 BC Ltd., of all distributions on or redemptions or purchases of all Series A preferred shares of the Borrower;

(o)                                 unlimited postponement by Rainy Day Investments Ltd. of all present and future amounts outstanding to them by the Borrower.  Interest payments at an annual interest rate of 4.5% (the “Permitted RD Interest Payment”) will be permitted under the postponement agreement with Rainy Day Investments Ltd. until such time as the Borrower is in breach of any of the terms and conditions hereof;

(p)                                 postponement by Investissement Quebec of all present and future amounts outstanding to them by the Borrower.  Scheduled capital and interest repayments will be permitted under the postponement agreement with Investissement Quebec until such time as the Borrower is in breach of any of the terms and conditions hereof;

(q)                                 unlimited corporate guarantee of the indebtedness of the Borrower to the Bank, executed by the Guarantor;

(r)                                    general security agreement over all of the Guarantor’s movable / personal property and assets, including debts, accounts, inventory and leasehold improvements of the Guarantor, together with UCC filings therefor;

(s)                                   assignment/endorsements by the Borrower and the Guarantor to the Bank of all risk insurance (including extended coverage endorsement) in amounts and from an insurer acceptable to the Bank, on all of the Borrower’s and the Guarantor’s real and personal property including, without limitation, lands, buildings, equipment and inventory owned by the Borrower and the Guarantor, showing the Bank as first loss payee by way of standard mortgage endorsement, such policy to include business interruption lost profit and public liability insurance;

(t)                                    assignment to the Bank of all risk marine cargo insurance held by the Borrower and the Guarantor;

(u)                                 all supporting certificates and opinions as the Bank may reasonably require;

(v)                                 such other documents as the Bank may reasonably request in order to register or otherwise perfect the documents listed above.

9.2                               Registration:

The Security Documents will be registered in all jurisdictions and at all registries or public offices as the Bank may determine necessary or beneficial to perfect, publish or protect its interest under the Security Documents.  The Security Documents shall rank in priority to all other mortgages, hypothecs, charges, liens, encumbrances and security interests unless otherwise specifically agreed to in writing by the Bank.

10.                               Conditions Precedent

The conditions precedent to the Bank’s obligation to the advance of the Loans and to the continued availability thereof are set out below and in Section IV of the attached Schedule to this Facility Letter (collectively the “Conditions Precedent”).  The Borrower shall deliver or cause to be delivered the following in form and content satisfactory to the Bank:

(a)                                 Audited consolidated financial statements of the Borrower for its last fiscal year-end and most recent internally prepared statements;

(b)                                 Copy of the letter of intent from Investissement Quebec, accepted by the Borrower; the Bank will advance the Loans with the exception of the Leasing Facility upon i) receipt of such letter; ii) completion of all other conditions precedent; and iii) an agreement by the Royal Bank of Canada to release all of its existing security on the Borrower’s property upon repayment of its credit facilities;

(c)                                  The Bank will advance a maximum amount of CAD 3,700,000 under the Leasing Facility upon receipt of the final approval letter from Investissement Quebec, accepted by the Borrower, subject to completion of the aforesaid conditions;

(d)                                 The remaining balance of the Leasing Facility will be available to the Borrower upon receipt of audited consolidated financial statements of the Borrower for its fiscal year ended January 31, 2014, provided same are satisfactory to the Bank;

(e)                                  Completion and registration of security and receipt of satisfactory legal opinions of Borrower’s and Bank’s counsel.

11.                               Borrower Covenants and Conditions\

The Borrower covenants and agrees with the Bank that, so long as any portion of the Loans or any indebtedness or liabilities of the Borrower remain outstanding under the Facility Letter, it shall not, without the prior written consent of the Bank:

(a)                                 permit the Fixed Charge Coverage Ratio to be less than of 1.10:1.00;

(b)                                 permit its ratio of current assets to current liabilities to be less than 1.10:1.00 [including Off-Balance Sheet Arrangements];

(c)                                  permit its debt to tangible net worth ratio to be less than 2.50:1.00, Off-Balance Sheet Arrangements to be added to debt, intangible assets to be deducted from tangible net worth, and postponed shareholder loans and preferred shares to be added to tangible net worth and deducted from debt;

(d)                                 pay dividends or make distributions on any class or kind of shares or purchase or redeem shares, or repay any shareholders’ or related party advances, other than the Permitted RD Interest Payment;

The Borrower agrees that the foregoing financial tests shall be calculated quarterly by the Bank using internally prepared consolidated financial statements of the Borrower or with such other statements as the Bank may agree to use from time to time.

The Borrower agrees that any default under the terms and conditions of the term loan with Investissement Quebec will constitute a default under the terms and conditions of the Facility Letter.

Notwithstanding anything herein contained to the contrary, the Borrower may, provided that it is not in default hereunder, make payments to its employees holding existing options to purchase its equity securities in a maximum aggregate amount of CAD 439,000.

12.                               Financial Statements and Reports

The Borrowers shall deliver to the Bank the following:

Monthly, within 25 days of each month end, an inventory declaration for the Borrower;

Quarterly, within 45 days of each quarter end:

(a)                                 in-house consolidated financial statements for the Borrower;

(b)                                 in-house non-consolidated financial statements for the Borrower and the Guarantor;

(c)                                  a certificate signed by the Chief Financial Officer of the Borrower in a form acceptable to the Bank, together with detailed calculations of any financial covenants which the Borrower is required to maintain under or pursuant to this Facility Letter and such other information as the Bank may reasonably require from time to time;

Annually, within 120 days of the Borrower’s fiscal year end:

(a)                                 audited consolidated financial statements for the Borrower;

(b)                                 notice to reader individual financial statements of the Borrower and the Guarantor;

(c)                                  a certificate signed by the Chief Financial Officer of the Borrower in a form acceptable to the Bank, together with detailed calculations of any financial covenants which the Borrower is required to maintain and such other information as the Bank may reasonably require from time to time;

(d)                                 in form and terms acceptable to the Bank, pro forma financial statements, cash flow statements and budgets for the following fiscal year of the Borrower (on a consolidated basis), each including an income statement and a balance sheet, for each fiscal quarter and showing pro-forma covenant calculations;

(e)                                  Such additional financial statements and information as and when requested by the Bank.

13.                               Lapse, Periodic Review and Cancellation

Without limiting the Bank’s right to demand repayment of the Loans at any time, the Facility Letter shall, at the option of the Bank, lapse and the obligations of the Bank shall end if there has, in the opinion of the Bank, been a material adverse change in the financial condition of the Borrower, or if the Conditions Precedent have not been met and initial advance of the Loans has not been made, within three months of the date of the Facility Letter.  Without limiting the Bank’s right to demand repayment of the Loans at any time, the Loans shall be subject to periodic review by the Bank as and when determined by the Bank in its discretion.  Any unadvanced portion of the Loans shall be cancelled upon demand being made by the Bank for repayment of the amount outstanding under the Loans.

14.                               Legal and Other Expenses

The Borrower shall pay all reasonable legal fees and disbursements (on a solicitor and own client basis) in respect of the Loans, the preparation, issue and registration of the Security Documents, the enforcement and preservation of the Bank’s rights and remedies under this Facility Letter and the Security Documents, and all reasonable fees and costs relating to appraisals, insurance consultation, credit reporting and responding to demands of any government or any agency or department thereof, whether or not the documentation is completed or any funds are advanced under the Loans.

15.                               Language

The parties hereto have requested that the Facility Letter and all agreements, deeds, documents, notices, demands or proceedings arising therefrom be written in the English language.  Les parties aux présentes ont exigé que cette lettre de confirmation de crédit et tous les ententes, actes, documents, avis et procédures s’y rapportant soient rédigés en anglais.

16.                               Acceptance

The terms and conditions of this Facility Letter may be accepted by dating and returning the enclosed duplicate copy of this Facility Letter, signed by the Borrower and the Guarantor, to the Bank by 5:00 p.m. on September 27, 2013.  Failing such acceptance, this offer shall be of no further force or effect.

Yours truly,

HSBC BANK CANADA

Yours truly,

/s/ Paul Sawaya	/s/ Olivier Charron
Paul Sawaya	Olivier Charron
Senior Account Manager	Assistant Vice —President
Corporate Banking	Corporate Banking

The undersigned hereby acknowledge and agree to the terms and conditions of this Facility Letter this 29th day of August, 2013.

THE BORROWER

DAVIDsTEA INC.

Per:	/s/ Howard Tafler

Per:	/s/ Herschel Segal

THE GUARANTOR

DAVIDsTEA (USA) Inc.

Per:	/s/ Howard Tafler

Per:	/s/ Herschel Segal

SCHEDULE TO FACILITY LETTER

FROM HSBC BANK CANADA

TO DAVIDsTEA INC.

DATED AUGUST 19, 2013

This Schedule shall form part of the Facility Letter and the Loans as described in the Facility Letter shall also be subject to the following terms and conditions:

I.                                        Definitions

For the purpose of the Facility Letter, the following terms shall have the meanings indicated below:

“Acceptable Inventory” means the value, determined by the Bank from its review of the most recent financial statements and inventory declaration provided by the Borrower, based on the lower of cost and fair market value of all product owned by the Borrower or the Guarantor in Canada and the United States, goods in transit, packaging and goods, for resale or for production of goods for resale, excluding supplies, and over which the Bank holds a first hypothec, mortgage, first ranking transfer or first security interest, subject only to Priority Claims.

“Bank’s Fixed Cost of Funds” means the aggregate cost, as determined by the Bank and accepted by the Borrower, of the requested funds on an annual fixed rate basis for a period of 30, 60, 90 or 180 days or one, two or three years, as selected by the Borrower (but maturing not later than the final date for payment of the Leasing Facility, including dealer commissions and such reserves as are applicable).

“Bank’s Prime Rate” means the variable annual rate of interest established and adjusted by the Bank from time to time as a reference rate for purposes of determining rates of interest it will charge on loans denominated in Canadian dollars and which was 3.00% on August 19, 2013.

“Bank’s U.S. Base Rate” means the variable annual rate of interest established and adjusted by the Bank from time to time as a reference rate for purposes of determining rates of interest it will charge on loans denominated in United States dollars in Canada based on a year of 360 days, and which was 3.75% on August 19, 2013.

“Business Day” means a day upon which the Bank is open for business in the branch first above written.

“Canadian Dollar Equivalent” means at any time on any date in relation to any amount in a currency other than Canadian dollars, the amount of Canadian dollars required for the Borrower to purchase that amount of such other currency at the rate of exchange quoted by the Bank at or about 8:00 a.m. Pacific time on such date, including all premiums and costs of exchange.

“Compensating Amount” means an amount determined by the Bank to be the net cost, if any, incurred by the Bank as a direct result of the repayment of all or a portion of a Loan accruing interest based on LIBOR, on a date other than the expiration of the selected interest period or LIBOR Period, respectively, including, without limitation, the loss or expense sustained or incurred by the Bank relating to such payment based on the rate at which the Bank can lend the amount prepaid into the wholesale market for balance of the said interest period or LIBOR Period.  A certificate of a manager or account manager of the Bank shall, absent manifest error, be conclusive evidence of the Compensating Amount from time to time.

“EBITDA” means, on a consolidated basis for the Borrower and its subsidiaries, the net earnings thereof for the rolling four-quarter period ending on the date that EBITDA is determined

(a)                                 increased by, to the extent deducted in computing such net earnings (without duplication) for such period, net interest expense, income tax expense (including deferred taxes) and depreciation and amortization expense and extraordinary, unusual or non-recurring losses, other non-cash items all in accordance with GAAP; and

(b)                                 decreased by, to the extent added in computing such net earnings for such period, extraordinary, unusual or non-recurring gains, all in accordance with GAAP.

“Facility Letter” means the letter from the Bank to the Borrower to which this Schedule is attached, together with this Schedule, and includes all amendments and replacements thereof.

“Fixed Charge Coverage Ratio” means for the Borrower and its subsidiaries on a consolidated basis calculated on a completed rolling four fiscal quarter basis ending on the date of calculation thereof, the ratio of (a) to (b):

(a)                                 EBITDA less cash taxes and unfunded capital expenditures;

(b)                                 Interest Expense plus operating lease payments (other than payments of rent for immoveable properties) and principal payments on long-term debt, including capital leases, during the previous twelve (12) month period.

“Foreign Exchange Percentage” shall have the meaning set out in under paragraph 5.3 of this Facility Letter.

“GAAP” means generally accepted accounting principles in Canada which are in effect from time to time.

“Guarantor” means the party or parties who have or are to execute a guarantee or guarantees of the indebtedness of the Borrower under or in connection with this Facility Letter and the Security Documents.

“Governmental Authority” means any governmental, legislative, or regulatory authority, agency, commission, board or court, tribunal or other law, regulation or rule making entity having or purporting to have jurisdiction on behalf of any nation, province, or city.

“Legal Requirement” means all laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, permits, franchises, licences, directions and requirements of any Governmental Authority.

“LIBOR” means with respect to a particular LIBOR Period, the rate of interest (rounded upwards if necessary to the nearest full multiple of one-sixteenth of one percent) at which the Bank, in accordance with its normal practice, would be prepared to offer to leading banks on the London prime inter-bank market for delivery on the first day of the applicable LIBOR Period approved by the Bank and for a period equal to such LIBOR Period based on the number of days comprised therein, a deposit of a comparable amount of United States dollars to be outstanding during such LIBOR Period, at or about 11:00 a.m. London, England local time, two Business Days prior to the commencement of the LIBOR Period.

“LIBOR Period” means a period of one, two, three, four, five or six months or 360 days but expiring not later than the final date for payment of the subject Loan.

“Off-Balance Sheet Arrangements” means any transaction, agreement or other contractual arrangement between the Borrower and an entity that is not consolidated on the Borrower’s financial statements, under which the Borrower may have:  (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity, (iii) derivatives, to the extent that the financial statements do not fully reflect fair value thereof as a liability or asset; or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Borrower’s financial statements.

‘‘Priority Claims” means any hypothec, lien, claim, charge, security interest, trust claim, right or encumbrance of any Governmental Authority or other party (whether arising under any statute, law, contract or otherwise) having priority over the Security Documents and the mortgage, charge and security interest of the Bank in any of the property and assets of the Borrower.

“Required Notice” means a notice in form and content approved by the Bank given to the branch of the Bank referred to above not later than 10:30 a.m. local time three Business Days immediately preceding the date on which:

(a)                                 an advance is to be made;

(b)                                 a rollover is to be made from one interest option to another;

(c)                                  a banker’s acceptance is to be issued for acceptance by the Bank;

(d)                                 a letter of credit is to be issued by the Bank; or

(e)                                  a lease is to be signed under the Leasing Facility;

as the case may be, stating the date, amount and term of the requested advance or rollover, or particulars of the banker’s acceptance or letter of credit or lease.

With respect to the foregoing, a certificate of a manager or account manager of the Bank shall be prima facie evidence of the Bank’s Prime Rate, the Bank’s U.S. Base Rate, the Bank’s Fixed Cost of Funds and LIBOR, from time to time.

II.                                   Representations and Warranties

Each of the Borrower and the Guarantor solidarity represents and warrants, as at the time of drawing under or other utilization of the Loans, that:

(a)                                 it has been duly incorporated and organized, is properly constituted, is in good standing and is entitled to conduct its business in all jurisdictions in which it carries on business or has assets;

(b)                                 the execution of the Facility Letter and the Security Documents and the incurring of liability and indebtedness to the Bank does not and will not contravene:

(i)                                     any Legal Requirement applicable to the Borrower and each Guarantor; or

(ii)                                  any provision contained in any other loan or credit agreement or borrowing instrument or contract to which the Borrower and each Guarantor, respectively, is a party;

(c)                                  the Facility Letter and the Security Documents to which it is a party have been duly authorized, executed and delivered by the Borrower and each Guarantor, and constitute valid and binding obligations of the Borrower and each Guarantor, as the case may be, and are enforceable in accordance with their respective terms;

(d)                                 all necessary Legal Requirements have been met and all other authorizations, approvals, consents and orders have been obtained with respect to the Loans and the execution and delivery of the Security Documents.

Each of the Borrower and the Guarantor also represents and warrants to the Bank that all financial and other information provided to the Bank in connection with the Loans is true and accurate in all material respects, and acknowledges that the offer of credit contained in the Facility Letter is made in reliance on the truth and accuracy of this information and the above representations and warranties.

III.                              Interest. Fees Payment and Rights

(a)                                 Interest on the daily balance of the principal amount advanced under the Loans and remaining unpaid from time to time shall be payable by the Borrower as set out in the Facility Letter both before and after demand, maturity, default and judgment;

(b)                                 In the case of interest at the Bank’s Prime Rate and the Bank’s U.S. Base Rate, interest shall be compounded and payable on the last day of each month;

(c)                                  In the case of interest based on LIBOR, interest shall be payable on the expiration of the LIBOR Period selected by the Borrower or every 3 months, whichever is earlier;

(d)                                 If the Borrower repays any portion of the Loans accruing interest based on LIBOR on a date other than the expiration of the selected interest period or LIBOR Period, as the case may be, whether as a result of a demand for repayment by the Bank or otherwise, it shall also concurrently pay to the Bank the greater of:

(i)                                     three months’ interest on the portion prepaid based on the applicable rate above LIBOR, as the case may be; and,

(ii)                                  the applicable Compensating Amount;

(e)                                  Interest based on the Bank’s U.S. Base Rate and on LIBOR shall be computed on the basis of a year of 360 days and for actual days that the amounts are outstanding under the Loans on this basis.  For the purpose of the Interest Act, the annual rate of interest to which interest computed on the basis of a year of 360 days is equivalent is the rate of interest as provided in the Facility Letter multiplied by the number of days in such year and divided by 360;

(f)                                   Loans made available based on LIBOR, and banker’s acceptances, shall be drawn in the minimum amount of CAD 500,000 and integral multiples of CAD 100,000 for periods of one, two, three, four, five or six months in the case of banker’s acceptances;

(g)                                  Upon the expiration of a LIBOR Period, or on payment by the Bank on the maturity of a banker’s acceptance, unless another interest rate option is selected by the Borrower, interest shall accrue at the applicable rate in the Facility Letter based on the Bank’s Prime Rate or the Bank’s U.S. Base Rate, as the case may be, depending on whether the funds are outstanding in Canadian or United States dollars;

(h)                                 The fees collected by the Bank shall be its property as consideration for the time, effort and expense incurred by it in the review and administration of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out in the Facility Letter represent a reasonable estimate of such costs;

(i)                                     Any amounts which become payable to the Bank under the Facility Letter or the Security Documents and which are not paid when due shall accrue interest and be payable from the due date at the Bank’s Prime Rate plus 1.50% per annum, compounded monthly and payable on the last day of each month, both before and after demand, maturity, default and judgment, if no other interest rate is expressed for such amounts;

(j)                                    All payments by the Borrower to the Bank shall be made at the address of the branch of the Bank set out on the first page of the Facility Letter or at such other place as the Bank may specify in writing from time to time.  Any payment delivered or made to the Bank by 1:00 p.m. local time at the place where such payment is to be made shall be credited as of that day, but if made afterwards shall be credited as of the next day on which the said branch is open for business;

(k)                                 Notwithstanding anything to the contrary contained in the Facility Letter, the Bank may, in its discretion, make an advance under the Loans to pay any unpaid interest or fees which have become due under the terms of the Facility Letter;

(1)                                The Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Loans, and interest, fees and other amounts due in connection with the Loans, in an account of the Borrower maintained by the Bank shall constitute prima facie evidence of the Borrower’s indebtedness and liability from time to time under the Loans; provided that the obligation of the Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of the Loans shall not be affected by the failure of the Bank to make such recording.  The Borrower also acknowledges being indebted to the Bank for principal amounts shown as outstanding from time to time in the Bank’s account records, and all accrued and unpaid interest in respect of such amounts, in accordance with the terms and conditions of this Facility Letter;

(m)                             The obligation of the Borrower to make all payments under the Facility Letter and the Security Documents shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

(i)                                     any set-off, compensation, counterclaim, recoupment, defence or other right which the Borrower may have against the Bank or anyone else for any reason whatsoever; or

(ii)                                  any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower;

(n)                                 In addition to and not in limitation of any rights now or hereafter available to the Bank whether applicable law or arising in the Security Documents, the Bank is authorized, at any time and from time to time, upon delivery of written notice to the Borrower to set-off and appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Bank to or for the credit of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this Facility Letter.  The Bank agrees to provide written notice of the exercise of any of the rights under this section immediately after the exercise of such rights;

(o)                                 The remedies, rights and powers of the Bank under this Facility Letter, the Security Documents and at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank and no delay or omission in exercise of such remedy, right, or power shall exhaust such remedies, rights or powers or be construed as a waiver of any of them.

IV.                               Conditions Precedent

In addition to the Conditions Precedent previously set out, it shall also be a condition precedent to the initial advance and continued availability of the Loans that the Bank shall have received:

(a)                                 The Security Documents completed and, where necessary, registered in form and manner satisfactory to the Bank’s solicitors;

(b)                                Verification of insurance arranged by the Borrower conforming to the Bank’s requirements;

(c)                                  confirmation that the Borrower is in compliance with each of the terms and conditions of the Facility Letter.

V.                                    Borrower’s Covenants and Conditions

In addition to the conditions previously set out, the following conditions shall apply until the Loans are repaid in full and cancelled:

(a)                                 The Borrower shall not, without the prior written consent of the Bank:

(i)                                     grant or allow any lien, charge, security interest, privilege, hypothec or other encumbrance, to be registered against or exist on any of its assets and in particular, without limiting the generality of the foregoing, shall not grant a trust deed or other instrument in favour of a trustee, other than second ranking liens in favor of Investissement Quebec and to be published on the date hereof;

(ii)                                  become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal course of business of the Borrower;

(iii)                               declare or pay dividends on any class or kind of its shares, repurchase or redeem any of its shares or reduce its capital in any way whatsoever or repay any shareholders’ advances;

(iv)                              amalgamate with or permit all or substantially all of its assets to be acquired by any other person, firm or corporation or permit any reorganization or change of control of the Borrower;

(v)                                 permit any property taxes or strata fees to be past due at any time.

(b)                                 The Bank shall have the right to waive the delivery of any Security Documents or the performance of any term or condition of the Facility Letter, and may advance all or any portion of the Loans prior to satisfaction of any of the Conditions Precedent, but waiver by the Bank of any obligation or condition shall not constitute a waiver of performance of such obligation or condition in the future;

(c)                                  All financial terms and covenants shall be determined in accordance with GAAP, applied consistently;

(d)                                 If the amount outstanding under any Loan in Canadian dollars plus the Canadian Dollar Equivalent of the amount outstanding under any Loan in a currency other than Canadian dollars at any time exceeds the amount authorized under that Loan, the Bank may, from time to time, in its sole discretion:

(i)                                     limit the further utilization of that Loan;

(ii)                                  convert all or part of the amount outstanding under that Loan to Canadian Dollars in which event, interest shall accrue and be paid on such converted amounts at the rate set out in the Facility Letter for Canadian dollar advances accruing interest with reference to the Bank’s Prime Rate.  If no such rate is set out in the Facility Letter, interest shall accrue on the amount so converted at the Bank’s Prime Rate plus 3% per annum, compounded monthly and payable on the last day of each month, both before and after demand, maturity, default and judgment, until paid;

(iii)                               require the Borrower to pay off the excess;

(e)                                  The Borrower shall indemnify the Bank against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due under the Facility Letter or the Security Documents, where:

(i)                                     such judgment or order is expressed and paid in a currency (the “Judgment Currency”) other than the currency of an outstanding loan (the “Loan Currency”); and

(ii)                                  there is a variation between:

(c)                                  the rate of exchange at which the Loan Currency amount is converted into the Judgment Currency for the purposes of such judgment or order, and the rate of exchange at which the Bank is able to purchase the Loan Currency with the amount of the Judgment Currency when actually received by the Bank.

The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

VI.                               Bank Visits

Representatives of the Bank shall be entitled to attend at the Borrower’s business premises and to view all financial records of the Borrower at any time, on reasonable notice.

VII.                          Non-Merger and Non-Assignment

This Facility Letter shall, on execution by the Borrower and each Guarantor, replace all previous facility letters from the Bank to the Borrower with respect to the Loan.  Any existing loan to the Borrower shall be modified, not refinanced, without novation of the Borrower’s existing facilities or obligations, by virtue of the Facility Letter unless otherwise provided in the Facility Letter.  The terms and conditions of the Facility Letter shall not be merged by and shall survive the execution of the Security Documents.  In the event of a conflict between the terms of this Facility Letter and the terms of the Security Documents, the terms of this Facility Letter shall prevail to the extent of such conflict.

The benefits conferred by this Facility Letter shall enure to the benefit of the Bank and its successors and assigns and shall be binding on the Borrower and Guarantor and their successors and permitted assigns.

Neither the Borrower nor the Guarantor shall assign all or any of its rights, benefits or obligations under this Facility Letter without the prior written consent of the Bank.

VIII.                     Waiver or Variation

No term or condition of the Facility Letter or any of the Security Documents may be waived or varied verbally or by any course of conduct of any officer, employee or agent of the Bank.  All waivers must be in writing and signed by the waiving party.

Any amendment to the Facility Letter or the Security Documents must be in writing and signed by a duly authorized officer of the Bank and the Borrower.

IX.                              Consent and Acknowledgement to Collection, Use and Disclosure of Information

When it is necessary for providing products and services to the Borrower or any Guarantor, the Borrower and each Guarantor consents to the Bank obtaining from any credit reporting agency or from any person any information (including personal information) that the Bank may require at any time.  The Borrower and each Guarantor also consent to the disclosure at any time by the Bank any information concerning the Borrower and any Guarantor to any credit grantor, to any credit reporting agency, or to the Bank’s subsidiaries and affiliates.  If applicable, the Borrower also authorizes the Bank to release the information contemplated by any builder’s lien or similar legislation to all persons claiming a right to such information under such legislation.  The Borrower and each Guarantor may refuse or withdraw these consents; however this may result in the Bank cancelling or withholding products or services for which these consents are necessary.  Unless each Guarantor advises the Bank otherwise, the Bank may use the each Guarantor’s social insurance number to help ensure accurate credit enquiries.

X.                                   Time of Essence

Time shall be of the essence of the Facility Letter.

XI.                              Governing Law

This Facility Letter and, unless otherwise specified therein, all other documents or instruments delivered in accordance with this Facility Letter shall be governed by and interpreted in accordance with the laws of the Province of Quebec (the “Governing Jurisdiction”) and the laws of Canada applicable therein.  The Borrower and Guarantor irrevocably submit to the exclusive jurisdiction of the courts in the Governing Jurisdiction.

April 28, 2014

DavidsTea Inc.

5430 Ferrier Street

Montréal, Québec H4P 1M2

Attention:  Messrs. Herschel Segal and Howard Tafler

Dear Sirs:

Reference is made to that certain facility letter addressed to you by HSBC Bank Canada (“Bank”) dated August 19, 2013, as amended from time to time (“Facility Letter”).  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Facility Letter.

The Bank hereby confirms to you that the Capital Loan is a committed term facility maturing on September 30, 2016 (“Maturity Date”) and repayable in equal consecutive monthly instalments of principal, together with interest as set forth in the Facility Letter, and sections 2.1 and 2.4 of the Facility Letter are amended accordingly.  The Bank confirms to you that the Capital Loan can be repaid prior to the Maturity Date, in whole or in part, without interest penalties provided that banker’s acceptances may only be repaid at maturity and Libor Loans are subject to payment of a Compensating Amount if paid other than at the end of the Libor Period.

A second paragraph is added to section 2.4 as follows:

“The Capital Loan is repayable in full upon the occurrence of a Default (as defined in the scheduled hereto) which is continuing.”

The schedule is amended by adding the following definition of “Default”:

“Default” means each of the following events or circumstances:

(a)                                 if the Borrower fails to pay when due any amount payable pursuant hereto;

(b)                                 if the Borrower fails to pay any indebtedness for borrowed money exceeding CDN S200,000 in the aggregate and which are owed otherwise than under this Facility Letter, and if such failure is not remedied or waived within five Business Days after a notice to that effect is given to the Borrower by the Bank;

(c)                                  if the Borrower or Guarantor ceases to carry on its business or becomes insolvent or bankrupt, or if a liquidator is appointed in respect of the Borrower or the Guarantor;

(d)                                 if the Guarantor attempts to terminate its Guarantee;

(e)                                  if property of the Borrower having a value in excess of S250,000 is seized or is subject to a taking of possession by a creditor, or is placed under sequestration, unless such seizure, taking of possession or sequestration is being contested in good faith and does not disrupt the normal operations of the Borrower;

(f)                                   if any of the representations and warranties made in this Facility Letter, or if a document supplied by the Borrower in connection with this Facility Letter is erroneous in any material respect at the time such representation and warranty is made;

(g)                                  if the Borrower otherwise fails to fulfil any of its obligations under this Facility Letter or any agreement evidencing the Security and if such failure is not remedied within seven (7) Business Days after a notice of such failure is given by the Bank;

or

(h)                                 if there is a change in the business, operations or financial condition of the Borrower that would reasonably be expected to have a significant adverse effect on the ability of the Borrower to perform its obligations hereunder.”

In all other respects, the Facility Letter is hereby ratified and confirmed.

Kindly acknowledge your receipt and acceptance of the terms hereof by signing this letter in the space indicated below and returning it to the Bank on or before May 30th, 2014, failing which the terms hereof shall be null and of no effect.

Yours very truly.

HSBC BANK CANADA

/s/ Paul Sawaya	/s/ James Sinclair

Paul Sawaya	James Sinclair
Assistant Vice President and Team Lead	Vice President
Corporate Banking	Corporate Banking

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Accepted on April 28, 2014

DAVIDSTEA, INC.

Per:	/s/ Herschel Segal
Hershel Segal

Per:	/s/ Howard Tafler
Howard Tafler

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